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                                                                    EXHIBIT 10.3



                      [FREMONT GOLD CORPORATION LETTERHEAD]

December 12, 1996

RTZ Mining & Exploration Limited
Cruz del Sur 133, Piso 4
Las Condes
Santiago
Chile

ATTENTION: Mr. Thomas C. Patton, Managing Director

Dear Mr. Patton,

Cenizas Property, Region II, Chile

Fremont Gold Corporation ("Fremont") makes the following offer to RTZ Mining & Exploration Limited ("RTZ") for the Cenizas Property (as described in the attached Schedule "A"), located in Region II, Chile. All dollar amounts referred to are U.S. dollars.

         1. Fremont will acquire an initial 51% interest in the project over a maximum of a three year period by making a cash payments totaling $350,000, grant certain options of Fremont stock to RTZ and commit to expend $1 million in exploration costs on the Cenizas Property. The schedule would be as follows:

                                                          WORK
TIME            CASH PAYMENTS      STOCK OPTIONS          COMMITMENTS
----            -------------      -------------          -----------
On Signing      $25,000                  ---              $200,000 1st year
6 months        $25,000            150,000 @ $1.50              ---
One Year        $50,000            150,000 @ $2.00        $300,000 2nd year
Two Years       $100,000                                  $500,000 3rd year
Three Years     $150,000

Totals          $350,000                                  $1,000,000
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         2. By the end of this three year period (or sooner if Fremont chooses to advance the schedule), Fremont would have earned a 51% interest and the Cenizas project will become a joint venture between Fremont and RTZ, with RTZ's interest being 49%. All further expenditures on the project will be split 51/49% and Fremont would manage the joint venture and each part will be deemed to have contributed its portion of the total$3.0 million.

         3. If RTZ chooses not to participate in future exploration or development costs then a dilution formula would apply. This would calculate each parties interest in the property by using the ratios between each parties deemed contributions to the property to the total expenditures on the property i.e. property interest would be Fremont 80%, RTZ 20% after Fremont spends a total of $6.0 million on the property and RTZ opts not to contribute beyond the initial deemed expenditure.

         4. Within 60 days of Fremont acquiring 51% interest in the Cenizas Property, RTZ will have the option to regain operatorship of the project and acquire an additional 2% interest (RTZ 51%, Fremont 49%) by committing to fund the Cenizas project through a bankable feasibility study to be completed within a 30 month period.

         5. In the event RTZ regains operatorship of the Cenizas property, and for the purposes of calculating any possible dilution of either parties interests, at completion of the feasibility study RTZ's deemed expenditure will be 51$ of the total expenditure on the property and Fremont's deemed expenditure will be 49% of the total expenditure on the property.

         6. Following completion of the feasibility study, RTZ and Fremont will jointly consider the results and shall advise each other whether it wishes to proceed to development.

                  (a) If both parties wish to proceed to development and if RTZ chooses to become operator of the project, then at Fremont's request, RTZ will use all reasonable endeavors, within a two-year period from completion of the feasibility study, to arrange the project finance, which shall be on customary terms and at an interest rate not exceeding 2 percent over US$LIBOR. The term "arrange"does not imply and disproportionate financial burden, actual or contingent, on RTZ, and neither RTZ nor any of its affiliates shall be under any obligation to provide guarantees or credit enhancement of any kind on Fremont's behalf. If RTZ is not able to arrange project financing within the two-

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         year period, then Fremont would become the operator and majority owner of the Cenizas property (Fremont 51%, RTZ 49%) and the project will proceed to development with contributions pro-rata and dilution in effect.

                  (b) If only one party wishes to proceed to development, the other party may transfer its pro-rata interest in consideration for the fair market value of that interest, as determined by the feasibility study. If for any reason this interest is not transferred, the other party will retain its pro-rata interest, subject to dilution.

                  (c) If neither party wishes to proceed, the manager shall place the project on care and maintenance at minimum cost until such time as one or both parties develop the project or jointly dispose of the assets. In this event, pro-rata interests shall remain as they were at completion of the feasibility study.

         7. The party that arranges he production financing will charge a fee to the other party equivalent to 0.5% of the capital raised.

         8. If either party's interest becomes less than 20% then the majority party would have the option to convert the minority party's interest to a 2% NSR capped at $3.0 million.

         9. Either party has the right to sell its interest in the Cenizas property, subject to reciprocal rights of first refusal.

         10. A full legal agreement to be completed prior to completion of first year's work commitment.

         11. We understand that RTZ holds the property, (as described in the attached Schedule "A") one hundred percent (100%) free and clear of liens and encumbrances, including royalties.

         12. The actual structure of this transaction will be settled on the basis of tax efficiency and good business practice in Chile. It may take a corporate, as opposed to a joint venture form.

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If the above meets your understanding, please sign below and return one copy to this office.

AGREED on this 12th day of December, 1996.

FREMONT GOLD CORPORATION



/s/ Michael J. Hopley
----------------------------------
Michael J. Hopley, President & CEO



AGREED on this 13th day of December, 1996



/s/ Thomas C. Patton
-----------------------------------
Thomas C. Patton, Managing Director

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                                  SCHEDULE "A"

                       CENIZAS PROPERTY, REGION II, CHILE

          CLAIM NAME                      HECTARES                    STATUS
          ----------                      --------                    ------
Llano 1 1/80                                100                    Constituted
Llano 2A 1/60                               400                    Constituted
Llano 2B 1/60                               400                    Constituted
Llano 3A 1/60                               600                    Constituted
Llano 3B 1/60                               600                    Constituted
Llano 4 1/80                                398                    Constituted
Llano 6 1/75                                120                    Constituted
Llano 7 1/75                                150                    Constituted
Llano 12B 1/90                              900                    Constituted
Llano 13A 1/60                              600                    Constituted
Llano 13B 1/90                              900                    Constituted
Llano F                                      1                     In Progress
Llano 16 1/20                               200                    In Progress
Llano 17 1/30                               300                    In Progress
Llano 18 1/300                               90                    In Progress
TOTAL HECTARES                             6759
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                               [MAP/SCHEDULE "A"]